UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MEDICAL PROPERTIES TRUST, INC.

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Medical Properties Trust

2017
Proxy Statement

At the Very Heart of Healthcare

St. Elizabeth's Medical Center

Medical Properties Trust
2017
Proxy Statement
At the Very Heart of Healthcare

April 27, 2017

Dear Fellow Stockholder:

On behalf of our Board of Directors, thank you for the trust you have placed in us by investing in our company. We take your trust seriously.

2016 was another year of operational success for our company, with a focus on improving our strong balance sheet and strength through principled growth. We are happy that you shared in our company’s continued success. I am proud of what we have been able to accomplish for you, for our tenants and for the communities in which our hospitals operate.

We are providing you this proxy and Proxy Statement to enable you to give us your input by voting. We hope that you will attend our 2017 annual meeting of stockholders, to be held on May 25, 2017. Details of the business to be conducted at the meeting are set forth in the accompanying Proxy Statement. In the event that you are unable to attend, however, we urge you to vote by mail, phone, or Internet, as described in the following material.

As part of our continual efforts to enhance corporate governance practices, we recently amended our by-laws to provide for “proxy access” for our stockholders. Our proxy access provision permits a stockholder (or group of up to 20 stockholders) that has owned at least 3% of our outstanding common stock for at least three years to nominate, and include in our proxy materials, up to the greater of two directors or 20% of the directors then in office; provided that the stockholders and the nominees satisfy the requirements specified in our by-laws. We believe that our stockholders support this action.

Looking forward, we are well-positioned to deliver continued strong growth for our stockholders and to improve the lives of the people in the communities which we serve. These dual commitments are what drive the entire MPT team to do our very best every day.

We work hard to keep your trust. We thank you for your continued confidence and support of our company.

Best Regards,

Edward K. Aldag, Jr.

Chairman, President and Chief Executive Officer

Proxy Statement and Notice of 2017 Annual Meeting    i

April 27, 2017

Attached you will find a notice of meeting and Proxy Statement that contain further information about these items and the meeting itself, including the different methods you can use to vote your proxy. Also enclosed are your proxy card, our 2016 Form 10-K, and our 2016 Annual Report to stockholders. Only stockholders of record at the close of business on March 20, 2017 are entitled to receive notice of, to attend, and to vote at the meeting and any adjournment thereof.

EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET, AT YOUR EARLIEST CONVENIENCE. This will not prevent you from voting your shares in person if you choose to attend the Annual Meeting.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

If any of your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

A list of the stockholders entitled to vote at the meeting will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the principal executive offices of the Company in Birmingham, Alabama.

By Order of the Board of Directors,

Emmett E. McLean

Executive Vice President, Chief Operating Officer,

Treasurer and Secretary

ii        Medical Properties Trust

Notice of 2017 Annual Meeting of Stockholders Meeting Information Agenda Date and Time: May 25, 2017 10:30 a.m. Central Time Location: City Club Birmingham (formerly The Summit Club) 1901 6th Avenue North Birmingham, Alabama To elect the seven director nominees described in the enclosed Proxy Statement; To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017; To hold an advisory vote to approve named executive officer compensation; To hold an advisory vote on the frequency of future advisory votes on executive compensation; and To transact any other business that properly comes before the meeting.

2016 Highlights/Key Takeaways

•Total Shareholder Return: Our 2016 TSR was 14.5%, outperforming the SNL US Healthcare REIT Index of 7.42% and the MSC/U.S. REIT Index of 8.6%.

•CEO Compensation Reduction: Our CEO’s compensation decreased by approximately 15% in 2016 from 2015 levels.

•Performance-Based Focus: 66% of our equity compensation was performance-based in 2016 and will increase to 100% performance-based in 2017.

•Strategic Alignment Through Formulaic Bonus: Our annual cash bonus program is 90% formulaic with metrics designed to promote a strong connection between strategic direction and pay.

•Stockholder Outreach: We continue to communicate directly with our stockholders. In each of the past three years, we contacted stockholders holding over 50% of our shares.

•Say-on-Pay: We received extraordinary support from stockholders with 96.4% of stockholders voting in favor of our named executive officer compensation in 2016.

Proxy Summary Meeting Information Agenda Date and Time: May 25, 2017 10:30 a.m. Central Time Location: City Club Birmingham (formerly The Summit Club) 1901 6th Avenue North Birmingham, Alabama To elect the seven director nominees described in the enclosed Proxy Statement; To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017; To hold an advisory vote to approve executive officer compensation; To hold an advisory vote on the frequency of future advisory votes on executive compensation; and To transact any other business that properly comes before the meeting. How does the Board of Directors recommend that I vote on the proposals? FOR the election of the seven nominees to the Board of Directors; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017; FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement; and FOR every 1 Year for the frequency of advisory votes on executive compensation.

Proxy Statement and Notice of 2017 Annual Meeting    iii

01	Proposal 1: Election of Directors
	02	Director Nominees
	06	Governance Information Regarding Our Board of Directors

11	Proposal 2: Ratification of Independent Registered Public Accounting Firm
	12	Independent Auditor
	13	Audit Committee Report

14	Proposal 3: Advisory Vote to Approve Executive Compensation

15	Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation (Say on Pay Frequency)

16	Compensation Discussion and Analysis

28	Executive Compensation
	28	Other Aspects of Our Executive Compensation Program
	30	Compensation Committee Report
	31	Compensation of Executive Officers
	33	Summary Compensation Table
	34	Grants of Plan-Based Awards
	35	Outstanding Equity Awards as of December 31, 2016
	36	Option Exercises and Stock Vested
	36	Potential Payments Upon Termination or Change in Control
	37	Compensation of Directors
	39	Share Ownership of Certain Beneficial Owners
	40	Section 16(a) Beneficial Ownership Reporting Compliance

42	Information About the Meeting

46	Certain Relationships and Related Person Transactions

47	Additional Information

iv        Medical Properties Trust

Our Bylaws provide for the election of all directors at each annual meeting of stockholders. The Board of Directors, at the recommendation of the Ethics, Nominating and Corporate Governance Committee, proposes that the seven nominees listed below, all of whom are currently serving on our Board, be elected to serve as directors until the 2018 annual meeting of stockholders or until his successor is duly elected and qualified. The Board of Directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the Board of Directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee. Alternatively, the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.

Proxy Statement and Notice of 2017 Annual Meeting    1

Board of Directors’ Recommendation
The Board of Directors recommends that you vote FOR each of the seven nominees listed below for director.

Director Nominees

Edward K. Aldag, Jr. Chief Executive Officer and President (since 2003) Chairman of the Board of Directors (since 2004) Age 53 Director since 2004 Committees: Investment

The Board believes that Mr. Aldag’s position as the founder of our Company and his extensive experience in the healthcare and REIT industries make him highly qualified to serve as Chairman of our Board of Directors.

Mr. Aldag served as Vice Chairman of our Board of Directors from August 2003 until March 2004 and as our Secretary from August 2003 until March 2005. Prior to that, Mr. Aldag served as an executive officer and director with our predecessor from its inception in August 2002 until August 2003. From 1986 to 2001, Mr. Aldag managed two private real estate companies, Guilford Capital Corporation and Guilford Medical Properties, Inc. Mr. Aldag served as President and as member of the board of directors of Guilford Medical Properties, Inc. Mr. Aldag was the President of Guilford Capital Corporation from 1998 to 2001, served as Executive Vice President and Chief Operating Officer from 1990 to 1998, and was a member of the board of directors from 1990 to 2001. Mr. Aldag received his B.S. in Commerce & Business from the University of Alabama with a major in corporate finance.

G. Steven Dawson Age 59 Director since 2004 Committees: Audit (Chair) Investment

The Board believes that Mr. Dawson’s substantial experience as a board member and committee chairman at other public REITs, along with his strong skills in corporate finance, strategic planning, and public company oversight, make him a valued advisor and highly qualified to serve as a member of our Board of Directors and as Chairman of our Audit Committee.

Since 2003, Mr. Dawson has primarily been a private investor serving on the boards of numerous public and private REITs. Currently, he is a founding partner and management committee member for a private U.S./Canadian fund that owns and manages industrial distribution assets in the U.S. Previously, he served as President, Chief Executive Officer and Trustee of a privately held U.S./Canadian firm that owned and operated manufactured housing assets located in the U.S. From July 1990 to September 2003, he served as Chief Financial Officer and Senior Vice President-Finance of Camden Property Trust (and its predecessors) (NYSE:CPT), a REIT specializing in apartment communities based in Houston, Texas. Mr. Dawson serves on the board of directors and as the nominating and corporate governance committee chairman as well as a member of the audit and compensation committees for Institutional Financial Markets, Inc. (AMEX:IFMI), an investment firm specializing in credit-related fixed income investments. Mr. Dawson also serves on the board of directors and as audit committee chairman of American Campus Communities (NYSE:ACC), a developer, owner and manager of student housing communities. Mr. Dawson holds a degree in business from Texas A&M University and is a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University.

2        Medical Properties Trust

R. Steven Hamner Executive Vice President and Chief Financial Officer (since 2003) Age 60 Director since 2005 Committees: Investment

The Board believes that Mr. Hamner’s position as a co-founder of our Company and his extensive experience in the real estate and healthcare industries and in the corporate finance sector make him highly qualified to serve as a member of our Board of Directors.

In August and September 2003, Mr. Hamner served as our Executive Vice President and Chief Accounting Officer. From October 2001 through March 2004, he was the Managing Director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was Vice President and Chief Financial Officer of United Investors Realty Trust, a publicly traded REIT. For the ten years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of Ernst & Young LLP and its predecessors. Mr. Hamner received a B.S. in Accounting from Louisiana State University.

William G. McKenzie (Gil) Age 58 Director since 2004 Committees: Ethics, Nominating, and Corporate Governance (Chair) Investment

The Board believes that Mr. McKenzie’s extensive experience in the healthcare industry make him a valued advisor and highly qualified to serve as a member of our Board of Directors.

From 1998 to the present, Mr. McKenzie served as President, Chief Executive Officer, and Chairman of the Board of Gilliard Health Services, Inc. (“GHS”), a privately held owner and operator of acute care hospitals that Mr. McKenzie currently owns and co-founded in 1981. From 1996 to 1998, he was Executive Vice President and Chief Operating Officer of the Mississippi Hospital Association’s for-profit subsidiary, Diversified Services, Inc. (DSI). During his brief tenure at DSI, Mr. McKenzie founded and managed The Health Insurance Exchange, a mutual company, health insurance company and HMO. From 1994 to 1996, Mr. McKenzie was Senior Vice President of Managed Care and Executive Vice President of Physician Solutions, Inc., a physician practice management subsidiary he founded for Vaughan HealthCare, a 501(c)(3) healthcare company based in Alabama. From 1981 to 1994, Mr. McKenzie was Hospital Administrator and Chief Financial Officer and held other management positions with GHS. From September 2003 to January 2012, Mr. McKenzie served as the Vice Chairman of our Board of Directors, and he served as the Executive Chairman of our Board of Directors in August and September 2003. Mr. McKenzie received a Master of Science in Health Administration from the University of Colorado and a B.S. in Business Administration from Troy University. He has served in numerous leadership capacities with the Alabama Hospital Association and local civic organizations, including eight years of service on the Board of Directors for the Montgomery Academy.

Proxy Statement and Notice of 2017 Annual Meeting    3

D. Paul Sparks, Jr. Age 54 Director since 2014 Committees: Audit Compensation (Chair)

The Board believes that Mr. Sparks’ substantial experience in executive positions and his ability to guide companies through periods of growth and development make him a valued advisor and qualified to serve as Chairman of the Compensation Committee and as a member of our Board of Directors.

Mr. Sparks retired in January 2016 after a 32-year career in the energy industry. He was Senior Vice President Resource Development for Energen Resources Corporation (NYSE: EGN) and served in various capacities with Energen since 1989, including Senior Vice President of Operations from 2006 until 2012. Mr. Sparks worked with Amoco Corporation, a global chemical and oil company, in Texas and Louisiana prior to joining Energen. During the last 27 years, Mr. Sparks helped Energen grow from a small regulated utility to a top 20 U.S. independent oil and gas exploration and production company. In his pre-retirement role, he was responsible for the forward-looking strategy and implementation of valuing and developing the assets of Energen Resources Corporation. Mr. Sparks has been active in a number of organizations: he is the former chairman of the New Mexico Oil and Gas Association, past advisor to the Gas Research Institute, a board member of the Independent Petroleum Association of America and past officer of the Society of Petroleum Engineers. He has authored a number of peer-reviewed publications and holds a patent in oil and gas technology. Mr. Sparks is a member of the Sunrise Rotary and the Downtown Exchange Club. He is a 1984 graduate of Mississippi State University with a degree in Petroleum Engineering. He is also a Bagley College of Engineering Distinguished Fellow.

Michael G. Stewart Age 61 Director since 2016 Lead Director Committees: Compensation Ethics, Nominating and Corporate Governance

The Board believes that Mr. Stewart’s legal background and extensive knowledge of healthcare will complement the Board with respect to its corporate governance and addressing various healthcare issues, making him a valued advisor and highly qualified to serve as a member of our Board of Directors.

Mr. Stewart is presently a private investor. He served as Executive Vice President, General Counsel and Secretary of the Company from 2005—2010. Mr. Stewart formerly worked with law firms Berkowitz, Lefkovits, Isom & Kushner (now Baker Donelson) and Constangy, Brooks & Smith, having a law practice that encompassed corporate, healthcare, litigation, employment and labor. Mr. Stewart also served as Vice President and General Counsel of Complete Health Services, Inc. (later, United Healthcare of the South). Throughout his professional career, he has provided private consulting services to physician groups and other healthcare providers. Additionally, Mr. Stewart is the author of four novels that have been published by G.P. Putnam’s Sons and Random House. He is a graduate of Auburn University with a Bachelor of Science degree in Business Administration with an emphasis in Information Systems and received his Juris Doctorate degree from the Cumberland School of Law at Samford University.

4        Medical Properties Trust

C. Reynolds Thompson, III Age 54 Director since 2016 Committees: Audit Compensation

The Board believes that Mr. Thompson’s significant executive experience and deep understanding of all aspects of real estate investment trusts make him a valued advisor and qualified to serve as a member of our Board of Directors.

Mr. Thompson is Chairman and Chief Investment Officer of Select Strategies Realty of Cincinnati, a privately held real estate company specializing in retail and mixed-use properties in the Southeast and Midwest. Prior to that Mr. Thompson worked at Birmingham-based Colonial Properties Trust from 1997—2013. Over his 16-year career, he served Colonial as Chief Investment Officer, Chief Operating Officer, Chief Executive Officer and finally President and Chief Financial Officer, building the portfolio of this publicly traded REIT to more than $4 billion. He left the company in 2013 and joined Select Strategies Realty the following year. There he is responsible for investment activities and investment management services. A native of Greenville, Alabama, Thompson earned a B.S. degree with special attainments in Commerce from Washington & Lee University. Following graduation, he moved to Atlanta and began his career with SunTrust Bank, working in commercial lending. Two years later, he joined a private real estate company that was subsequently purchased by a publicly traded REIT, Carr America Realty. During his 12 years there, he handled progressively more responsible positions. Mr. Thompson is a member of the Board of Visitors of the Culverhouse College of Business at the University of Alabama. He previously served on the Board of Governors of the National Association of Real Estate Investment Trusts, the Board of Directors of the Birmingham Business Alliance and United Way of Central Alabama.

Proxy Statement and Notice of 2017 Annual Meeting    5

Governance Information Regarding Our Board of Directors

Annual Election of Directors

Our Board members stand for election each year. They serve until the next annual meeting or until their respective successors are elected and qualified, subject to their prior death, resignation, retirement, disqualification, or removal from office. We do not have a classified board and our charter bars us, absent the approval of our stockholders, from adopting the Maryland Unsolicited Takeover Act, which, among other things, permits the board of directors of a Maryland corporation to classify itself without a stockholder vote.

Two of our current directors, Robert E. Holmes and Sherry A. Kellett, have reached the mandatory retirement age, and therefore will not stand for re-election at the Annual Meeting.

Independent Directors

The New York Stock Exchange (the “NYSE”) listing standards require that a majority of our directors qualify as independent as defined by the NYSE. The NYSE listing standards also require that we affirmatively determine that each director deemed independent by the NYSE’s definition has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board of Directors has determined that the five directors up for re-election—G. Steven Dawson, William G. McKenzie, D. Paul Sparks, Jr., Michael G. Stewart and C. Reynolds Thompson, III—have no relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our Board, and that they otherwise qualify as “independent” under the NYSE’s listing standards.

Independent Board Leadership

Two of Medical Properties Trust’s founders serve as members of the Board of Directors. Studies regularly show that founder-led companies outperform their peers.[i] We are therefore fortunate not to have to rely exclusively on governance mechanisms to ensure that our Board exercises robust, effective, and independent leadership.

We preserve the benefits that founder-led companies enjoy by maintaining our founder, Mr. Aldag, as Chairman and Chief Executive Officer. That dynamic is of particular importance in a founder-led company like ours, though we regularly review this structure and its alternatives.

We supplement our Board’s independence with a Lead Independent Director, currently Mr. Stewart, to whom the Board has given substantial powers and authorities. Our Lead Director presides at all meetings of the Board at which the Chairman is not present and at all executive sessions of the independent directors. He serves as principal liaison between the Chairman and the independent directors, advising the Chairman on the quality, quantity and timeliness of the information presented to the Board. He advises the Chairman on the agendas for Board meetings and calls meetings of the independent directors if deemed necessary or appropriate. The Board can also, at its discretion, add to the Lead Director’s responsibilities.

We believe there are risks in relying exclusively on independent board chairs or lead directors for board independence. We therefore value—and have—strong independent committee chairs on our Board. We also believe that our founder-led culture enables robust and honest interactions from all of our Board members, each of whom brings important and diverse skill sets to their jobs. Finally, the Board completes an annual board evaluation that is discussed by the Ethics, Nominating and Corporate Governance Committee and presented to the full Board.

[i] See, Chris Zook, “Founder-Led Companies Outperform the Rest—Here’s Why” in Harvard Business Review, March 24, 2016.

6        Medical Properties Trust

Risk Oversight

Our Board of Directors plays a central role in overseeing and evaluating risk. While it is management’s responsibility to identify and manage our exposure to risk on a day-to-day basis, the Board routinely discusses these risks with management and actively oversees our risk-management procedures and protocols. The Board regularly receives reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. In addition, each of the Audit Committee, the Compensation Committee and the Ethics, Nominating and Corporate Governance Committee exercise oversight and provides guidance relating to the particular risks within the purview of each committee, as well as making periodic reports to the full Board. Our Board of Directors also oversees risk by means of the required approval by our Board of significant transactions and other decisions, including material acquisitions or dispositions of property, material capital markets transactions, significant capital expenditures and important employment-related decisions.

Board Committees and Meetings

Our Board of Directors and our Board’s four standing committees hold regular meetings. In 2016, the Board of Directors met five times; the Audit Committee met five times; the Ethics, Nominating and Corporate Governance Committee met three times; the Compensation Committee met two times; and the Investment Committee met three times. In 2016, all directors attended at least 75% of the total number of meetings of the Board and the committees on which he or she served.

The Board of Directors regularly meets in executive session without any non-independent directors present. Michael G. Stewart has been designated as the Lead Independent Director and in that capacity presides at these executive sessions. Mr. Stewart may be contacted directly by stockholders at mstewart@medicalpropertiestrust.net. The directors of the Company are encouraged to attend our annual meeting of stockholders absent cause. All directors of the Company holding their position at the time of the meeting attended our 2016 annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors delegates certain of its functions to its standing committees.

Audit Committee

G. Steven Dawson Chairman Sherry A. Kellett D. Paul Sparks, Jr. C. Reynolds Thompson, III

The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the additional NYSE independence requirements for audit committee members, and that Ms. Kellett, Mr. Dawson and Mr. Thompson each qualifies as an “audit committee financial expert” under current Securities and Exchange Commission (“SEC”) regulations. The Board of Directors has also determined that service by Ms. Kellett, Mr. Dawson and Mr. Thompson on other public companies’ audit committees has not impaired their abilities to effectively serve on our Audit Committee.

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) the integrity and audits of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent auditors, and (v) the performance of our internal and independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The information on our website is not part of this Proxy Statement. The report of the Audit Committee appears on page 13 of this Proxy Statement.

Proxy Statement and Notice of 2017 Annual Meeting    7

Compensation Committee

D. Paul Sparks, Jr. Chairman Michael G. Stewart C. Reynolds Thompson, III

Pursuant to the NYSE listing standards, in determining the independence of the directors serving on the Compensation Committee, our Board of Directors considered all factors specifically relevant to determining whether a director has a relationship to us which is material to that director’s ability to be independent from our management in connection with the duties of a Compensation Committee member, including, but not limited to, such director’s source of compensation and whether such director is affiliated with us, one of our subsidiaries, or an affiliate of one of our subsidiaries. Based on these factors, the Board determined that all of the Compensation Committee members are independent.

The principal functions of the Compensation Committee are to evaluate the performance of our executive officers, review and approve the compensation for our executive officers, and review, administer and make recommendations to the full Board of Directors regarding our incentive compensation plans and equity-based plans. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and approves the Chief Executive Officer’s compensation. The Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and all other executive officers. The Chief Executive Officer is frequently asked to provide the Compensation Committee with the information it needs to perform these functions as well as to provide input and insights regarding each executive officer’s performance other than his own. The specific functions and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee’s Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The report of the Compensation Committee appears on page 31 of this Proxy Statement.

In 2016, the Compensation Committee engaged Semler Brossy, a nationally recognized compensation consultant. Semler Brossy assisted the Compensation Committee in determining the amount and form of executive compensation. The Compensation Committee also considered information presented by Semler Brossy when reviewing the appropriate types and levels for the Company’s non-employee director compensation program. Information concerning the nature and scope of Semler Brossy’s assignments and related disclosure is included in “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement. The Compensation Committee has assessed the independence of Semler Brossy, as required under the NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that could give rise to a potential conflict of interest. Based on this review, the Compensation Committee has determined that Semler Brossy is independent and that their work has not raised any conflicts of interest.

8        Medical Properties Trust

Ethics, Nominating and Corporate Governance Committee

William G. McKenzie Chairman Robert E. Holmes Michael G. Stewart

The Ethics, Nominating and Corporate Governance Committee is responsible for, among other things, recommending the nomination of qualified individuals to become directors to the full Board of Directors; recommending the composition of the Board’s committees to the full Board of Directors; periodically reviewing the performance and effectiveness of the Board of Directors as a body; and periodically reviewing our corporate governance guidelines and policies. The specific functions and duties of the Committee are set forth in its charter, a copy of which is posted on our website at www.medicalpropertiestrust.com.

The Ethics, Nominating and Corporate Governance Committee will consider all potential candidates for nomination for election as directors who are recommended by the Company’s stockholders, directors, officers, or employees. All director recommendations must be made during the time periods provided and must provide the information required by Article II, Section 2.03 of the Company’s Second Amended and Restated Bylaws. All director recommendations should be sent to the Ethics, Nominating and Corporate Governance Committee, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Committee’s review will typically be based on the written materials provided with respect to a potential director candidate. The Committee will evaluate and determine whether a potential candidate meets the Company’s minimum qualifications and requirements, whether the candidate has the specific qualities and skills for directors, and whether requesting additional information or an interview is appropriate. While the Committee considers different perspectives and skill sets when evaluating potential director candidates, the Committee has not established a formal policy regarding diversity in identifying candidates. The Committee nevertheless regularly reviews the composition of the Board as part of the annual self-evaluation process and seeks nominees who, taken as a whole, possess the experience and skills necessary for the effective functioning of the Board.

The Board of Directors has adopted the following minimum qualifications and specific qualities and skills for the Company’s directors, which will serve as the basis upon which potential director candidates are evaluated by the Ethics, Nominating and Corporate Governance Committee:

• directors should possess the highest personal and professional ethics, integrity, and values;

• directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of the Company’s business;

• directors should be committed to representing the long-term interests of our stockholders;

• directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time; and

• directors should not serve on more than three boards of public companies in addition to our Board of Directors.

The Ethics, Nominating and Corporate Governance Committee also takes into consideration the diversity of its Board, including breadth of experience and the ability to bring new and different perspectives to the Board.

The Ethics, Nominating and Corporate Governance Committee recommended the nomination of all seven of the incumbent directors for re-election to the Board of Directors. The entire Board of Directors approved such recommendation.

Proxy Statement and Notice of 2017 Annual Meeting    9

Investment Committee

Edward K. Aldag, Jr. Chairman G. Steven Dawson R. Steven Hamner William G. McKenzie

The Investment Committee has the authority to, among other things, consider and take action with respect to all acquisitions, dispositions, developments, and leasing of healthcare facilities in which our aggregate investment is between $10 million and $50 million.

Governance, Ethics, and Stockholder Communications

Corporate Governance Guidelines. In furtherance of its goal of providing effective governance of the Company’s business and affairs for the long-term benefit of its stockholders, the Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at www.medicalpropertiestrust.com.

Code of Ethics and Business Conduct. The Company has adopted a Code of Ethics and Business Conduct, as approved by the Board of Directors, which applies to all directors, officers, employees, and agents of the Company and its subsidiaries. The Code of Ethics and Business Conduct is posted on our website at www.medicalpropertiestrust.com.

Proxy Access Bylaw Provisions. The Company recently amended our by-laws to provide for “proxy access” for our stockholders. The proxy access provision permits a stockholder (or a group of up to 20 stockholders) that has owned at least 3% of our outstanding common stock for at least three years to nominate, and include in our proxy materials, up to the greater of two directors or 20% of the directors then in office; provided that the stockholders and the nominees satisfy the requirements specified in our by-laws.

Stockholder and Interested Party Communications with the Board. Stockholders and all interested parties may communicate with the Board of Directors or any individual director regarding any matter that is within the responsibilities of the Board of Directors. Stockholders and interested parties should send their communications to the Board of Directors, or an individual director, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Secretary will review the correspondence and forward any communication to the Board of Directors, or the individual director, if the Secretary determines that the communication deals with the functions of the Board of Directors or requires the attention of the Board of Directors or the individual director. The Secretary will maintain a log of all communications received from stockholders.

We will provide, free of charge, hard copies of our Annual Report to Stockholders, our Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Also available, free of charge, are hard copies of our Corporate Governance Guidelines, the charters of our Ethics, Nominating and Corporate Governance Committee, our Audit Committee, and our Compensation Committee, and our Code of Ethics and Business Conduct. All of these documents are also available on our website at www.medicalpropertiestrust.com.

10        Medical Properties Trust

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2017. PricewaterhouseCoopers LLP served as our independent registered public accounting firm during the year that ended December 31, 2016.

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Board of Directors’ Recommendation
The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Independent Auditor

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent auditor to perform the audit of our consolidated financial statements for the year ending December 31, 2017. PwC, an independent registered public accounting firm, also performed the audit of our consolidated financial statements for 2016 and 2015. The Board of Directors has approved the appointment of PwC as the Company’s independent registered public accounting firm for 2017 based on the recommendation of the Audit Committee.

Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditor. In addition to retaining the independent auditor to audit our consolidated financial statements, the Audit Committee may retain the independent auditor to provide other auditing services. The Audit Committee understands the need for our independent auditor to maintain objectivity and independence in its audits of our financial statements.

To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed by its independent auditor. Pursuant to this policy, all audit and non-audit services to be performed by the independent auditor must be approved in advance by the Audit Committee. The Audit Committee approved all services provided to us by PwC during the 2016 and 2015 calendar years.

The table below sets forth the aggregate fees billed by PwC for audit and non-audit services:

Fees	2016	2015
Audit Fees	$990,686	$965,827
Audit-Related Fees	-	-
Tax Fees	21,499	386,774
All Other Fees	-	-
Total	$1,012,185	$1,352,601

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

12        Medical Properties Trust

Audit Committee Report

The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on our website. The Board of Directors has determined that each committee member is independent within the meaning of the NYSE listing standards.

Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. PwC, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with generally accepted accounting principles in the United States of America (“GAAP”). In this context, the responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and PwC the Company’s audited consolidated financial statements as of and for the year ended December 31, 2016. Management and PwC represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2016, were prepared in accordance with GAAP. The Audit Committee also discussed with PwC the matters required to be discussed by the Statement of Auditing Standards No. 1301, as amended (“AS No. 1301”), as adopted by the PCAOB. AS No. 1301 sets forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.

The Audit Committee received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (“Rule 3526”). Rule 3526 requires the independent auditor to provide written and oral communications prior to accepting an initial engagement conducted pursuant to the standards of the PCAOB and at least annually thereafter regarding all relationships between the auditor and the Company that, in the auditor’s professional judgment, may reasonably be thought to bear on independence, and to confirm that they are independent of the Company within the meaning of the securities acts administered by the SEC. The Audit Committee discussed with PwC any relationships that may impact their objectivity and independence and satisfied itself as to the firm’s independence.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the reviews and discussions of the Audit Committee referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with GAAP, or that PwC is, in fact, independent.

Based on the Audit Committee’s review and the discussions described above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2016, be included in the Company’s 2016 Annual Report on Form 10-K for filing with the SEC.

The foregoing report is provided by the undersigned members of the Audit Committee of the Board of Directors.

G. Steven Dawson (Chairman)	Sherry A. Kellett	D. Paul Sparks, Jr.	C. Reynolds Thompson, III

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The Company asks that you indicate your support for our named executive officer compensation as described in the Compensation Discussion and Analysis (“CD&A”) and the accompanying tables and related disclosures beginning on the next page of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, is required pursuant to Section 14A of the Exchange Act. While the say-on-pay vote is advisory and therefore non-binding on the Company, the Board of Directors or the Compensation Committee, it gives our stockholders the opportunity to express their views on our named executive officers’ compensation. Our Board of Directors and Compensation Committee members take seriously and act upon these views; please see the summary of these actions beginning on page 16. This vote is not intended to address any specific item of compensation but rather the overall compensation of our executive officers and the policies and practices described in this Proxy Statement. We conduct an annual, non-binding say-on-pay vote consistent with the recommendation of a majority of our stockholders expressed by vote at our 2011 Annual Meeting of Stockholders.

The Board of Directors and the Compensation Committee will review the voting results of this advisory say-on-pay vote and take them into consideration when structuring future executive compensation arrangements. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the 2017 Annual Meeting of Stockholders and entitled to vote on the proposal will be required for approval.

As we describe in further detail in the CD&A, we believe that the experience, abilities and commitment of our executive officers are unique in the business of investing in hospital real estate, and are therefore critical to the long-term achievement of our investment goals. Accordingly, the primary objectives of our executive compensation program are to retain our key leaders, attract future leaders and align our executives’ long-term interest with the interests of our stockholders. The Board of Directors encourages you to carefully review the information regarding our executive compensation program contained in this Proxy Statement.

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Board of Directors’ Recommendation
The Board of Directors recommends that you vote FOR the following resolution: “Resolved, that the stockholders advise that they APPROVE the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material.”

As described in Proposal 3 above, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers (“NEOs”). This Proposal 4 gives stockholders the opportunity to cast an advisory vote on how often they believe future advisory votes to approve NEOs compensation should occur. This proposal is commonly known as the “say on pay frequency” proposal. Under this Proposal 4, stockholders may vote to have the say on pay vote every 1 year, 2 years or 3 years.

At our 2011 Annual Meeting of Stockholders, a majority of our stockholders voted to hold the say on pay vote yearly. The Board believes that it is in the best interest of the stockholders and our Company to continue that frequency. It is expected that the next vote on a Say on Pay frequency proposal will occur at our 2023 Annual Meeting of Stockholders. While this say on frequency vote is advisory in nature and therefore not binding on the Company, the Board of Directors or the Compensation Committee, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in determining how frequently we will hold future say on pay votes.

Stockholders may cast their votes, on an advisory basis, to conduct future say on pay votes every “1 year”, “2 year” or “3 years” or “abstain”. The frequency option that receives the plurality of the votes cast will be considered the stockholder preference for the frequency of future advisory votes on say on pay.

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Board of Directors’ Recommendation
The Board of Directors recommends that you vote FOR every “1 year” on the frequency of future advisory votes on named executive officer compensation.

Executive Summary

Highlights/Key Takeaways

•	Total Shareholder Return (TSR): Our 2016 TSR was 14.5%, outperforming the SNL US Healthcare REIT Index of 7.42% and the MSC/U.S. REIT Index of 8.6%.

•	CEO Compensation Reduction: Our CEO’s compensation decreased by approximately 15% in 2016 from 2015 levels.

•	Performance-Based Focus: 66% of our equity compensation was performance-based in 2016 and will increase to 100% performance-based in 2017.

•	Strategic Alignment Through Formulaic Bonus: Our annual cash bonus program is 90% formulaic with metrics designed to promote a strong connection between strategic direction and pay.

•	Stockholder Outreach: We continue to communicate directly with our stockholders. In each of the past three years, our Compensation Committee had direct communication with stockholders holding over 50% of our shares.

•	Say-on-Pay: We received extraordinary support from stockholders with 96.4% of stockholders voting in favor of our named executive officer compensation in 2016.

We Are Listening

For the past four years we have made continuous improvements to our executive compensation plans and other important governance practices. Many of these resulted directly from of our meetings and other conversations with our stockholders. In the three years since our 2014 annual stockholder meeting, we contacted stockholders holding over 50% of our shares, and met face-to-face with over 40% of stockholders. Almost all of our meetings with stockholders were lead by members of our Compensation Committee and none included our CEO. We have also made additional improvements in reaction to evolving norms and best practices in compensation and governance.

This CD&A describes how our compensation plan design and our pay-for-performance philosophy has resulted in meaningful and appropriate compensation opportunity for our named executive officers (NEOs). An exemplifying point into our evolving pay-for-performance philosophy is our recent discontinuation of an annual absolute TSR performance plan, which strengthens our focus on long-term returns. In 2016, 66% of our equity compensation was performance-based and in 2017 100% of our equity compensation will be performance-based. This CD&A also describes the many changes we have made to our compensation and governance plans in recent years; and very importantly, reviews the many components of success that we have achieved to position the Company for continued outperformance.

In 2016, our executive compensation proved to be directly and substantially linked with our stockholders’ financial experience. While our performance was strong, our compensation was reduced as a result of our redesigned plan that further emphasizes pay for performance. We believe that when our stockholders consider this linkage, along with the continued other improvements in our compensation plan and the outstanding financial and operational successes we continue to create, they will vote FOR the advisory proposal to approve our NEOs compensation.

Our Pay for Performance Plan is Working

We believe that our current executive compensation program represents a balanced, strategically-aligned structure, appropriately focused on pay-for-performance as demonstrated by the following:

•	Strong approval of our 2016 say-on-pay vote. Approximately 96.4% of the of shares present and entitled to vote at our 2016 annual meeting were cast in favor of the 2016 say-on-pay proposal. We continue to proactively monitor and review our compensation program in an effort to ensure that it reflects best practices, takes into account the views of our stockholders and ties significant components of pay to performance.

16        Medical Properties Trust

•	CEO Pay Reduction. As reported in the Summary Compensation Table below, our CEO’s 2016 total compensation decreased by approximately 15% from 2015. The reduction represents a meaningful decrease and is indicative of the Company’s continued commitment to responsible pay practices.

•	Compensation Program Design. We continue to proactively monitor and review our compensation program in an effort to ensure that it reflects best practices, takes into account the views of our stockholders and ties significant components of pay to performance. Our stockholder outreach efforts are indicative of our proactive approach.

•	Equity Compensation linked predominantly to performance. In 2016, we continued our practice of granting both time- and performance-based long-term equity incentive awards. Performance-based awards represented 66% of our 2016 equity grants. Performance-based awards are earned based on the achievement of both absolute and relative TSR hurdles over a prospective three-year performance period, while time-based awards are earned based on continued employment through the applicable vesting dates. We believe that our use of rigorous performance hurdles including both absolute and relative TSR is consistent with market practice. The Compensation Committee has adopted a plan pursuant to which 100% of the long-term incentive equity granted to the NEOs will be earned based on achievement of pre-determined performance metrics.

•	Base Salary Stability. We held NEO base salaries flat in 2016 and intend to keep them flat for 2017. Salaries continue to be set at a level that is commensurate with our NEOs’ positions and provide competitive fixed pay to attract and retain our NEOs.

•	Significant variable pay linked to performance for our CEO. For 2016, approximately 67% of our CEO’s total direct compensation (excluding perquisites) was variable pay subject to the achievement of meaningful Company and individual performance goals. Of total direct compensation, approximately 31% of our CEO’s 2016 compensation reflected at-risk compensation that was earned based solely on the achievement of absolute and relative TSR goals (see “CEO Pay Mix” below for a detailed breakdown of CEO 2016 compensation elements).

•	Use of formulaic cash bonus program. 90% of each NEO’s annual cash bonus is tied to rigorous and objectively measured performance goals. The Board established highly rigorous targets early in 2016 that were based on the 2016 business plan that it had recently adopted. This plan called for aggressive asset sales, debt reduction and constrained acquisitions and lead to these critical measurements: (i) 36% to normalized FFO/share growth, (ii) 36% to leverage and (iii) 18% to tenant exposure. In fact, management successfully completed our 2016 business plan six months ahead of expectations and was then able to refocus, with Board direction, on accretive growth. During the second half of the year, management created and completed more than $1.4 billion in acquisitions, resulting in outstanding outperformance of the rigorous targets established in early 2016.

Compensation Improvements We Have Made in the Last Several Years in Response to Stockholder Feedback:

Cash Compensation:

•	Reduced the maximum multiple of base salary that the CEO is eligible to earn as annual cash incentive from 3.5 times to 2.0 times.

•	Streamlined the number of objective annual cash incentive measures to three, and designed each to be objectively measureable and highly rigorous.

•	Preserved the rigor of the performance measures for annual cash incentives and improved the description of each measure’s rationale and benefit to stockholders.
•	Reduced the CEO’s target total compensation opportunity for 2016 by approximately $2 million relative to 2015 target total compensation through the restructuring of the long-term incentives going forward. Similar reductions were made for the other NEOs.

•	Reduced the discretionary portion of annual cash incentives from 35% to 10%.

Equity:

•	The Compensation Committee eliminated altogether the annual share grant component of our executive compensation program that provided annual grants of

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restricted stock tied to one-year absolute TSR performance that were perceived to be duplicative of the 3-year long-term incentive plan grants of restricted stock.

•	We adopted a forward-looking long-term incentive methodology so that all equity grants awarded in the beginning of each calendar year are for that calendar year. This was an important distinction as there was a perceived disconnect between our long-term performance-based awards and our time-based awards granted in close proximity to each other.

•	Eliminated the two-year carry forward provisions on the annual performance-based restricted stock awards granted in 2015 for 2014 performance.

•	Added a two year post-vesting holding period for stock awards granted under our Equity Incentive Plan.

Governance:

•	The Board of Directors has adopted policies that prohibit the pledging of our stock by directors and employees.

•	Prohibited hedging activities by our NEOs.

•	Implemented a clawback policy.

•	During 2016 completely refreshed the membership of the Compensation Committee after tenure of previous members exceeded five years.

•	Also in 2016, the Compensation Committee engaged a new independent compensation consultant to replace the former consultant who had served that role for more than five years.

•	Established executive stock ownership guidelines, including a minimum of 6 times base salary for the CEO.

•	Refined the peer group identification methodologies to result in peer companies closer in size and operating characteristics to those of the Company.
•	Committed to maintain provisions in the compensation program that preclude post-retirement benefits, significant perquisites and executive retirement plans.

•	Committed to avoidance of future employment agreements with multi-year evergreen, single trigger change in control and excise tax gross-up provisions. There have been no such provisions included in any company contracts since 2003.

2016 Financial and Operational Successes:

•	Our executives continued to execute the long-term strategic initiatives that have been long established, as evidenced by our strong 14.5% TSR for fiscal year 2016. We fully expect that our stockholders will continue to benefit from the resulting successes over the foreseeable future; some of these successes in 2016 include:

•	Record profits, cash flows and normalized funds from operations (FFO) in 2016.

•	22% growth in revenue in 2016, from $442 million to $541 million.

•	22% growth in normalized FFO.

•	Closed $1.8 billion in acquisitions in 2016.

•	Divested of approximately $800 million in assets sales, generating sizable gains.

•	3% increase in our annual cash year-over-year dividend, to an annualized $0.91 a share for 2016.

•	Pro forma leverage improved as net debt to adjusted EBITDA improved to 5.1x from 6.3x.

•	Continued to improve tenant concentration metrics to the lowest in company history with no single facility representing more than 3.3% of total assets.

•	Maintained a prudent dividend payout ratio of approximately 70% in 2016, which is among the best in the healthcare REIT sector.

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2016 Chief Executive Officer Pay Mix—Total Direct Compensation

Pay mix is based on total direct compensation, which includes base salary, annual cash incentive (paid in 2017 for 2016 performance), grant date fair value of annual time-based restricted stock awards (granted in 2016 for 2016, as disclosed in the Grant of Plan Based Awards Table) and the grant date fair value of the long-term restricted stock awards based upon the probable outcome of the performance-based vesting conditions as calculated by an independent appraiser (as disclosed in the Grant of Plan Based Awards Table).

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Compensation Philosophy, Design and Process

Virtually every company says it uses pay to drive and reward performance. We do as well. But doing this for a public company in a broad, ever-changing sector whose shares are held by individuals and institutions with diverse time horizons and risk tolerances, requires us to balance many considerations.

•	We place significant value on tying compensation to stockholders’ long-term returns. However, because we can neither wait for the long-term to arrive before compensating our people, nor incentivize a risky swing-for-the-fences strategy, we value stable base salaries that also play recruiting and retention roles.

•	We value the clarity of formulas that tie compensation to stockholder returns in the long term. However, because stockholder returns are affected by factors beyond management’s control, we also use pay elements tied to individual and business achievements. In 2016, our annual cash and long-term equity-based awards helped play this role.

•	We understand that our stockholders value equity-based compensation to align our executives’ interests with those of our stockholders.

•	Finally, we balance an interest in compensating success only after a project is completed or a strategy is implemented with a need to deter over-focusing on shorter-term projects and strategies with shorter-term payouts.

We implement this philosophy and these considerations with pay objectives that:

•	Combine a mixture of short, medium, and long-term plans; some market-focused, some individually focused; some cash-based, some equity-based; to capture all the variables described above.

•	Put approximately 64%, on average, of NEOs’ total annual compensation in 2016 at-risk via stock price, corporate, or individual performance measurements.

•	Use rigorous and objective company performance metrics to determine 90% of annual cash incentive awards.

•	Encourage our executives and directors to acquire and maintain significant equity ownership in our Company. Our CEO must acquire and hold Company equity with a value of six-times base salary or more, our other NEOs must hold equity with a value of four or more times base salary, and our non-employee directors must hold equity with a value equal to at least three-times their annual retainer. All of our Directors and NEOs met these requirements as of December 31, 2016 (Mr. Thompson, who joined our Board in late 2016, has 3 years to meet these requirements).

•	Prohibit actions that would de-link compensation from our philosophy and goals:

•	Our claw back policy avoids rewarding bad conduct.

•	We do not grant or permit the repricing of stock options.
•	We do not provide perquisites except for standard car, financial planning and insurance benefits.

•	We have robust anti-hedging and pledging policies.

•	We use rigorous, relevant, objective performance goals that incentivize above-median performance without creating unacceptable risk.

•	Rely on the expertise of independent outside compensation consultants.

•	Task and empower our Compensation Committee to:

•	Review and approve corporate goals and objectives relative to the compensation of the executive officers, evaluate the performance of the executive officers, and determine and approve appropriate compensation levels for our executive officers;

•	Review and approve, on an annual basis, the corporate incentive goals and metrics relevant to the annual cash incentives and performance-based equity awards;

•	Evaluate the competitiveness of each executive’s compensation package in relation to other possible compensation offers the executive may receive;

•	Approve changes to executives’ total compensation package including base salary, cash bonus payout amounts and long-term equity incentive awards.

20        Medical Properties Trust

Elements of Pay

Base Pay

Historically, the Compensation Committee reviews base salaries annually but approves increases only triennially. Consistent with this, we increased NEO base salaries in 2012 and then not again until 2015. Base salaries were increased in 2015 to be more in line with our peer group, and at the same time we reduced the maximum cash bonus multiple to 2.0x for our CEO. None of our NEOs received a base salary increase in 2016 and will not in 2017. Base salary on average accounts for approximately 20% of NEO total target compensation.

Our approach to base pay is to provide a fixed amount to promote recruitment and retention, reflect individual experience, performance, internal pay equity and peer-group comparisons. The following chart sets forth 2016 base salaries for our NEOs. As noted above, these base salaries are the same as 2015 base salaries and will not increase for 2017.

Named Executive Officer	2016 Base Salary
Edward K. Aldag, Jr.	$950,000
R. Steven Hamner	$575,000
Emmett E. McLean	$525,000

Annual Cash Bonus Plan

In 2016, all executive officers were eligible for an annual cash incentive bonus subject to the achievement of specified pre-determined performance goals.

Each NEO has a set Threshold, Target and Maximum annual cash incentive bonus, each expressed as a percentage of base salary. In addition, in 2015, we adjusted the maximum bonus NEOs may receive under this plan to be more in line with our peer group which resulted in a reduction in our CEO’s maximum bonus percentage to 200% of base salary from 350%, and we maintained that maximum in 2016. The maximum annual cash incentive bonus for each of our other NEOs is 150% of base salary.

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The Compensation Committee develops target for the Annual Cash Bonus Plan to incentivize management to achieve the near term strategies that the Board of Directors establishes at the beginning of each year. The strategic plan in early 2016 was tightly focused on reducing debt through for substantial sales of assets. Accordingly, the Committee expected that 2016 financial results would include a reduction of Normalized FFO per share and likely increases in tenant concentration. It was with these expectations that the 2016 metrics were established.

Performance Metric	Weighting	Threshold	Target	Maximum	2016 Results
Normalized FFO Per Share Growth Encourages focus on profitability as measured by the most frequently used REIT earnings measure; to mitigate against the risk of non-profitable acquisitions or other low quality growth.	36%	$1.25	$1.29	$1.33	$1.34

Management delivered outstanding success in reducing our leverage to among the best in the healthcare REIT sector. This was achieved primarily by selling assets and using proceeds to reduce outstanding borrowings. Even though this strategy was contemplated when the Normalized FFO Per Share Growth metric was established, the Committee nonetheless set a Target of $1.29, allowing no reduction compared to the prior year. Because management successfully identified, underwrote and completed acquisitions of more than $1.4 billion in the second half of 2016, after pre-determined normalization adjustments, the achieved measure in 2016 was $1.34, resulting in maximum performance.

Exposure by Tenant Ensures focus on reducing the risk that long- and short-term results are overly dependent on any single tenant; also incentivizes management to continue to develop the hospital sale/leaseback market and identify additional acquisition opportunities.	18%	25%	23%	20%	18%

In early 2016, the Board’s strategy was to sell assets to reduce debt and the Committee understood that doing so would likely increase our concentration with respect to any single tenant relationship. Nonetheless, the Committee established a target for this metric that was more rigorous than the previous year. Because management achieved this tenant concentration target ahead of schedule, it turned its attention to acquisitions in the second half of 2016 which resulted in a new tenant relationship with Steward Health. Thus management achieved the maximum target of less than 20% tenant concentration, resulting in the maximum award level.

Leverage Motivates management to execute plan to reduce leverage and maintain a strong balance sheet.	36%	50%	48%	46%	42%

At the end of 2015, the Company’s leverage (as a percentage of undepreciated assets) exceeded 55%. As previously noted one of the Board’s primary goals for 2016 was to substantially reduce debt. Thus, the Board established a target of 48% debt or less by the end of the year. Given the very constrained capital markets, negative interest rate expectations and other political and economic conditions, the target was very rigorous. Nonetheless, because of management’s execution of its asset sales, debt refinancings and outstanding success in raising accretive equity capital, the Company’s year-end leverage was less than 42%.

Qualitative Performance Review Represents indicators of the executive’s success in fulfilling his or her responsibilities to the Company and in executing its strategic business plan.	10%	N/A	N/A	N/A	Maximum

The Compensation Committee considered the following, resulting in an assessment of maximum performance:

•	Outstanding execution of the balance sheet delevering/restructuring plan, including over-achievement of difficult targets (for example selling $800 million versus the targeted $500 million in assets), realizing substantial gains and internal rates of return and completing the plan ahead of schedule.

•	Completed the largest and most successful series of common equity issuance ($1.2 billion) to fund the Company’s largest single acquisition and improving leverage and tenant concentrations measures to record levels.

•	Continued execution of solid succession planning by adding resources in tax, strategic planning, asset management and technology.

•	Established MPT as the leader in the worldwide market for hospital real estate.

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Cash Compensation Comparison
Executive	2015			2016			% Change
	Base Salary	Cash Bonus	Total	Base Salary	Cash Bonus	Total
Edward K. Aldag, Jr.	$950,000	$1,805,000	$2,755,000	$950,000	$1,900,000	$2,850,000	3.4%
R. Steven Hamner	575,000	805,000	1,380,000	575,000	862,500	1,437,500	4.2%
Emmett E. McLean	525,000	735,000	1,260,000	525,000	787,500	1,312,500	4.2%

Annual Equity Awards

In 2015 and prior years, the Company had an annual equity award plan pursuant to which the Compensation Committee would make annual grants of time-based and performance-based restricted stock, with the value of the equity awarded determined based on an evaluation of prior year performance. For example, the awards made in early 2015 were made based on an evaluation of 2014 performance.

In 2016, the Compensation Committee determined to adjust the equity granting practice, making grants on a prospective, or forward-looking basis, as opposed to retrospectively, as had been practice in the past. As such, the Committee granted time-based equity for retention and long-term performance based equity for performance over the 2016—2018 period. This resulted in a decrease in year-over-year pay for our NEOs as reported in the Summary Compensation Table below. Based on stockholder feedback, the Compensation Committee to award long-term performance-based equity (specifically equity awards that are earned based on absolute and relative total shareholder return (“TSR”) targets over a three-year period) and time-based equity with a focus on future performance and retention.

The following chart provides the maximum number of shares subject to performance-based and the number of shares subject to time-based restricted stock awards made to our NEOs in 2016 as well as the aggregate grant date fair value of such awards.

	Number of Time-Based Restricted Shares	Maximum Number of Performance-based Restricted Shares	Date Fair Value
Edward K. Aldag, Jr.	71,780	287,120	$2,561,828
R. Steven Hamner	36,578	146,350	$1,305,802
Emmett E. McLean	31,583	126,334	$1,127,209

2016 Three-Year, Long-Term Incentive Performance Plan (LTIP)

Under the 2016 three-year, long-term incentive performance plan, our NEOs were granted performance-based restricted stock that is earned based on our absolute and relative TSR over a three-year period. This program is designed to align NEO interests with ongoing, sustainable, long-term performance.

Key features include:

•	Half of the award under our LTIP plan is earned based on achievement of absolute TSR hurdles. The other half of the award is earned based on achievement of relative TSR hurdles. Each is a rigorous measurement of stockholder value created over the three-year performance period.

•	Our stock must attain more than a 27% TSR over the three-year performance period in order for any shares to be earned under the absolute TSR portion of the plan. Participants earn 25% of the maximum award with a 29% three-year TSR return and 50% of the maximum award (which is the target number of shares) with a 31% three-year TSR return. They earn the maximum award with a 35% three-year TSR return.

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•	Our stock must produce a TSR within 3% of the MSCI US REIT index over the three-year performance period in order for any shares to be earned under the relative TSR portion of the plan. Participants earn 25% of the maximum award if our TSR is within 1.5% of the MSCI US REIT index and 50% of the maximum award (which is the target number of shares) if our TSR matches the index for the performance period. They earn the maximum award if our TSR is than 3% or more above this index for the performance period. We believe that the relative TSR award performance goals are appropriately rigorous.

•	Any shares earned under the LTIP plan at the end of three-year performance period are subject to two additional years of time-based vesting. Participants in the 2016 LTIP plan must be employed on December 31, 2020 to be eligible for full payout, subject to accelerated vesting upon certain qualifying terminations of employment.

•	The maximum number of shares subject to each LTIP award is determined at the date of grant on the basis of a fixed notional maximum value of each award.

For 2016, Mr. Aldag was granted a maximum LTIP award of 287,120 notional LTIP Units (nLTIPUs) with a grant date fair value of $1,696,879. Mr. Hamner was granted a maximum LTIP award of 146,350 nLTIPUs with a grant date fair value of $864,929. Mr. McLean was granted a maximum LTIP award of 126,334 nLTIPUs with a grant date fair value of $746,634.

For 2016, the measurement period for the LTIP plan is January 1, 2016 through December 31, 2018. The number of nLTIPUs earned if performance is above the minimum thresholds but below the maximum level is determined based on linear interpolation between the percentages earned at the minimum and maximum levels.

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Compensation Review Process

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee is responsible for designing our executive compensation plans, establishing compensation levels, and measuring the performance of our NEOs. The Compensation Committee, which consists of three independent directors, is responsible for the review and approval of all aspects of our executive compensation program. Among other duties, the Compensation Committee is responsible for the following:

•	Reviewing and approving, on an annual basis, the corporate incentive goals and objectives relevant to the annual cash bonus plan and performance-based equity awards;

•	Evaluating the performance of our executive officers in light of these goals and objectives;

•	Evaluating the competitiveness of each executive officer’s total compensation package relative to what other publicly traded and private equity-backed real estate investors may offer; and

•	Approving any changes to our executives’ total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts, and retention programs.

In order to assist the Compensation Committee to design, establish and monitor our executive compensation plans, the Compensation Committee has engaged an independent executive compensation consultant, as described below.

Role of the Compensation Consultant

In 2016, the Compensation Committee retained Semler Brossy, a nationally recognized compensation consulting firm (the “Compensation Consultant” or “Semler Brossy”). The Compensation Consultant was engaged by and reports directly to the Compensation Committee. Upon the request of the Compensation Committee, a representative of Semler Brossy attended meetings of the Compensation Committee and communicated with the Chairman of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

The Compensation Consultant provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement between the Compensation Committee and the Compensation Consultant. Generally, these services include, among others, (i) advising the Compensation Committee on the principal aspects of our executive compensation program and director compensation program and evolving industry practices; (ii) presenting information to assist the Compensation Committee in determining the appropriate peer group to be used to evaluate the competitiveness of our compensation program; (iii) providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to our performance; and (iv) preparing recommendations based on the Company’s performance, current market trends and corporate governance matters. The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant. The Compensation Committee has determined based on a review of relevant factors, that Semler Brossy is independent and that their work has not raised any conflict of interests. The Compensation Committee also closely examines the safeguards and steps that Semler Brossy takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes the following factors into consideration:

•	The Compensation Committee directly hired and has the authority to terminate Semler Brossy’s engagement for executive compensation related services.

•	The Compensation Committee solely determined the terms and conditions of Semler Brossy’s engagement for compensation related services, including the fees charged.

•	Semler Brossy is engaged by and reports directly to the Compensation Committee for all executive compensation services.

•	Semler Brossy has direct access to members of the Compensation Committee during and between meetings.

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During 2016, we paid Semler Brossy $60,556 in consulting fees directly related to executive, Board and other compensation-related services performed for the Compensation Committee.

Role of the Chief Executive Officer

Although all executive compensation determinations are made by the Compensation Committee, the CEO is frequently asked to provide the Compensation Committee information to assist it in evaluating and determining executive compensation and to provide input and insights regarding each executive officer’s performance, other than his own.

Say-On-Pay Results

At our 2016 annual meeting, 96.4% of shares cast were voted in favor of our Say-on-Pay vote, an increase from our 2015 annual meeting. Over the past three years, we have contacted stockholders holding over 50% of our shares and met with over 40% of those stockholders to solicit input regarding the executive compensation program. As a direct result of our meetings and conversations with our stockholders, we have made improvements to our executive compensation plans and other important governance practices as highlighted throughout this Proxy Statement.

Peer Groups

In addition to its roles in aligning executives’ interests with achieving our strategic goals and providing returns to stockholders, we use compensation to promote important recruiting, promotion and retention goals. To help us further these goals we compare each element of our compensation to a carefully assembled peer group with whom we compete for talent and business opportunities, among other things, but do not aim to meet a particular percentile of the peer group. In 2016, our Compensation Committee approved a peer group comprised of:

•	REITs that primarily invest in healthcare and/or medical property assets (Alexandria, Care Capital Corp., Healthcare Realty Trust, Healthcare Trust of America and Omega);

•	Specialty REITs that require management to have knowledge of tenant operations (Communication Sales & Leasing, CyrusOne, DuPont Fabros, and EPR);

•	Hospital companies that are comparable to MPW in terms of knowledge and skills necessary for the executive team to effectively manage the Company and its facilities (AmSurg Corp, HealthSouth, Lifepoint and Select Medical Holdings Corporation);

•	Triple-net lease REITs that enter into long-term leases with operators (Hudson Pacific, National Retail);

•	Appropriately sized REIT in the same geographic region (Regency Centers Corp.).

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The 2016 peer group is composed of the same companies that were in our 2015 peer group, with the exception of the additions of Care Capital Corp. as an appropriately sized healthcare REIT, Communication Sales & Leasing as an appropriately sized specialty REIT, Regency Centers Corp. as an appropriately sized REIT in the same geographic region and AmSurg Corp and Select Medical Holdings Corporation as appropriately sized hospital operators. We removed LTC Properties, Inc. and Sabra Healthcare REIT, Inc. as they were no longer appropriately sized comparables. The following table provides key information about our 2016 peer group as of December 31, 2016.

Company	Implied Equity Market Cap(1)	Total Enterprise Value(2)	Total Assets(3)	Sector	Properties Outside of the U.S.	Triple Net-Leased Properties
Alexandria Real Estate Equities, Inc.	$8,693.0	$13,538.8	$10,354.9	Office/Specialty	Yes	Yes
AmSurg Corp.	7,434.1	10,820,8	16,708.9	Hospitals	No	No
Care Capital Properties, Inc.	2,099.0	3,517.3	2,812.4	Health Care	No	Yes
Communication Sales & Leasing, Inc.	3,958.6	7,899.6	3,318.8	Specialty	No	Yes
CyrusOne, Inc.	3,736.1	4,944.6	2,852.4	Diversified	Yes	Yes
DuPont Fabros Technology, Inc.	3,940.0	5,277.0	3,038.5	Specialty	No	Yes
EPR Properties	4,567.8	7,155.3	4,865.0	Specialty	Yes	Yes
Healthcare Realty Trust, Inc.	3,513.4	4,740.0	3,040.6	Health Care	No	No
Healthcare Trust of America, Inc.	4,251.5	5,955.4	3,747.8	Health Care	No	Yes
HealthSouth Corp.	3,703.2	6,934.5	4,681.9	Hospitals	No	No
Hudson Pacific Properties, Inc.	5,095.5	7,692.3	6,679.0	Office	No	Yes
LifePoint Health, Inc.	2,280.9	5,104.2	6,319.0	Hospitals	No	No
National Retail Properties, Inc.	6,502.9	9,227.4	6,334.2	Free Standing	No	Yes
Omega Healthcare Investors, Inc.	6,377.2	10,778.3	8,949.3	Health Care	No	Yes
Regency Centers Corporation	7,215.4	9,162.3	4,488.9	Shopping Centers	No	No
Select Medical Holdings Corporation	1,753.4	4,697.5	4,944.4	Hospitals	No	No
Medical Properties Trust, Inc.	3,942.6	5,581.2	6,418.5	Health Care	Yes	Yes
Peer Group Median	3,958.6	6,934.5	4,773.5

[1]	Includes outstanding common shares and OP units, per SNL Financial (with the exception of AMSG, HLS, LPNT and SEM whose data was sourced from S&P Capital IQ)

[2]	Represents the market capitalization of ongoing operations, including common capitalization at market value and all non-common equity, debt and mezzanine at book value, less cash and cash equivalents at book value as reported by SNL Financial (with the exception of AMSG, HLS, LPNT and SEM whose data was sourced from S&P Capital IQ).

[3]	Total assets as reported by S&P Capital IQ

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Other Aspects of Our Executive Compensation Program

Other Benefits

We maintain a 401(k) Retirement Savings plan and annually match 100% of the first 3% of pay contributed, plus 50% of the next 2% of pay contributed, to such plan by any employee (subject to certain tax limitations). We offer medical, dental, and vision plans, and pay the coverage cost under these plans for all employees. Each of our NEOs has an employment agreement with us pursuant to which certain other benefits are provided to them. The material terms of each such employment agreement are set forth under “Employment Agreements with Named Executive Officers” below.

Practices with Regard to Equity Awards and Purchases and Sales of Shares

The Compensation Committee determines the number of shares underlying grants of restricted stock awards and the executive officers who will receive such awards. All NEOs must receive prior authorization for any purchase or sale of our common stock.

We have never granted stock options to our executive officers, and we have not granted any options since those granted to our initial directors in 2004.

Equity Ownership Guidelines

We believe that equity ownership by our directors and officers can help align their interests with our stockholders’ interests. To that end, we have adopted equity ownership guidelines applicable to our directors and to executive officers. While there are no penalties for failure to meet the ownership levels discussed below, we report ownership status to our Compensation Committee on an annual basis. Failure to meet the ownership levels, or show sustained progress towards meeting them, may result in payment to the directors and executive officers of future compensation in the form of equity rather than cash.

With respect to our executive officers, the guidelines require ownership of shares of our common stock, including vested and unvested common stock, within five years of becoming an executive officer with a value equal to the following multiple of his base salary:

Title	Multiple of Base Salary
Chairman, Chief Executive Officer and President	6x
Executive Vice Presidents (including CFO and COO)	4x

Our ownership guidelines also require ownership by each non-employee director of shares of our common stock, including vested and unvested common stock, with a value to at least three times the annual fee paid to such director. Non-employee directors must comply with the ownership requirement within a period of three years after he or she initially joins the Board, and must come back into compliance within three years in the event that he or she should fall short of this ownership requirement at any time. All of our non-employee directors and NEOs met the equity ownership guidelines as of December 31, 2016, except for Mr. Thompson who has 3 years to reach compliance.

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Clawback Policy

In February 2013, the Board adopted a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards (including awards made under our annual cash bonus plan and long-term incentive plans) in the event the Company is required to restate its financial statements due to the material noncompliance of the Company with financial reporting requirements under the securities laws, as a result of intentional misconduct, fraud or gross negligence. Each executive officer who is directly responsible for the intentional misconduct, fraud or gross negligence shall reimburse the Company for incentive awards made to that executive officer after January 1, 2013, that would not have been made if the restated financial measures had been reported initially.

Prohibited Transactions

The Company maintains an internal “Insider Trading Policy” that is applicable to our executive officers and directors. The policy prohibits any director or executive officer of the Company from engaging in short sales of the Company’s securities and from trading in puts, calls, options or other derivative securities based on the Company’s securities. The policy also prohibits directors and executive officers of the Company from engaging in certain forms of hedging or monetization transactions, which allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. This policy also prohibits the pledging of Company securities as loan collateral.

Compensation Risk Assessment

During 2016, the Compensation Committee reviewed the potential risks in the Company’s compensation program to ensure that compensation methods do not incentivize our executives to make decisions that, while creating apparent short-term financial and operating success, may in the longer term result in future losses and other value depreciation.

After reviewing the analysis, the Compensation Committee concluded that the Company’s compensation program does not encourage excessive risk taking and it believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

•	Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage excessive risk taking.

•	Base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

•	A significant portion of each executive’s compensation that is tied to the future stock performance of the Company.

•	Stock compensation and vesting periods for stock awards that encourage executives to focus on sustained stock price appreciation.

•	A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company and its stockholders.

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Section 162(m) Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility on the Company’s tax return of compensation over $1 million to any of the NEOs of the Company other than the Chief Financial Officer unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by the Company’s stockholders. The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 16 of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

D. Paul Sparks, Jr. (Chairman)	Michael G. Stewart	C. Reynolds Thompson, III

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Compensation of Executive Officers

Employment Agreements with Named Executive Officers

Our three founders have employment agreements that were negotiated to market standards upon our initial equity offering in 2003. Below we describe the terms of these agreements. Because certain market standards have evolved in recent years, we will not enter into any new contracts that include a multi-year evergreen term, single-trigger change in control provisions, or excise tax gross up provisions.

We have employment agreements with Edward K. Aldag, Jr., R. Steven Hamner and Emmett E. McLean. These agreements provide that each NEO agrees to devote substantially all of his business time to our operation. The employment agreement for each of the NEOs provides for an initial three-year term, which is automatically extended for successive one year periods, unless either party gives notice of non-renewal as provided in the agreement.

The executive employment agreements provide for an annual physical at the company’s expense, a monthly car allowance of $1,000 for Mr. Aldag and $750 for each of Messrs. Hamner and McLean. The NEOs are also reimbursed for the cost of tax preparation and financial planning services, up to $25,000 annually for Mr. Aldag and $10,000 annually for each of Messrs. Hamner and McLean. We also reimburse each executive for the income tax he incurs on the receipt of these tax preparation and financial planning services. The employment agreements also provide that Mr. Aldag will receive up to $20,000 per year in reimbursement for life insurance premiums, which amount increases annually based on the increase in the consumer price index (“CPI”) for such year, and that Messrs. Hamner and McLean will receive up to $10,000 per year in reimbursement for life insurance premiums, which amount is to increase annually based on the increase in the CPI for such year. We also reimburse each executive for the income tax he incurs on these life insurance premium reimbursements. The NEOs are also reimbursed for the cost of their disability insurance premiums.

The employment agreements provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time to time.

The employment agreements with the NEOs provide for contractual severance benefits and accelerated vesting of equity grants in the event of a change of control, which we believe are common in the REIT industry, are designed to reinforce and encourage the continued attention and dedication of our executive officers to their assigned duties without distraction or fear of job loss in the face of an actual or threatened change of control and to ensure that our management is motivated to negotiate the best merger consideration for our stockholders.

If the NEO’s employment ends for any reason, we will pay accrued salary, bonuses, and incentive payments already determined, and other existing obligations. If an NEO’s employment terminates as a result of his “permanent disability” (as defined in the employment agreements), we terminate an NEO’s employment for any reason other than for “cause” (as defined in the employment agreements), or if an NEO terminates his employment for “good reason” (as defined in the employment agreements), we will be obligated to pay (i) a lump sum payment of severance equal to the sum of (x) the product of three and the sum of the salary in effect at the time of termination plus the average cash bonus (or the highest cash bonus, in the case of Mr. Aldag) paid to such executive during the preceding three years, grossed up for taxes in the case of Mr. Aldag, and (y) the incentive bonus prorated for the year in which the termination occurred; (ii) the cost of the executive’s continued participation in the company’s benefit and welfare plans (other than the 401(k) plan) for a three-year period (a five-year period in the case of Mr. Aldag) following termination; and (iii) continued reimbursement for life insurance premiums and the taxes payable on such amounts for three years following termination (or five years in the case of Mr. Aldag). Additionally, upon such termination, all stock options, if any, and restricted stock held by the executive will become fully vested, and the executive will have whatever period remains under the stock options in which to exercise all vested stock options. The employment agreements also provide that the NEOs and their spouses and dependents will be permitted to

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continue to participate in all employee benefit and welfare plans and programs of the company other than the 401(k) plan until the earlier of age 65 or such time as the NEO obtains full-time employment with an entity not affiliated with the NEO that provides comparable benefits.

In the event of the death of any of our NEOs, in addition to the accrued salary, bonus, and incentive payments due to them, their restricted stock shall become fully vested, and their respective beneficiaries will have whatever period remains under any outstanding stock options held by the NEO to exercise such stock options. In addition, their estates would be entitled to the NEO’s prorated incentive bonus payable in a lump sum and the NEO’s spouse and each of his dependents shall be covered under the company’s health insurance program until the earlier of age 65 or such time as the spouse or dependent obtains full-time employment with an entity not affiliated with the NEO that provides comparable benefits. The company shall pay for such coverage for three years (or five years in the case of Mr. Aldag) following the death of the NEO.

In the event that the employment of any of our NEOs ends as a result of a termination by us for cause or by the NEO without good reason, then in addition to the accrued salary, bonuses and incentive payments due to them, the executives would be entitled to exercise any outstanding vested stock options held by the NEO, pursuant to the terms of the grant, but all unvested stock options and restricted stock would be forfeited upon termination.

Upon a change of control, the NEOs will become fully vested in their equity. In addition, if the employment of any NEO is terminated by us for cause or by the executive without good reason in connection with a change of control, the executive will be entitled to receive an amount equal to the largest cash compensation paid to the executive for any twelve-month period during his tenure multiplied by three.

If payments become due as a result of a change in control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up the amount payable to the executive by the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For an 18-month period after termination of an executive’s employment for any reason other than (i) termination by us without cause or (ii) termination by the executive for good reason, each of the executives under these employment agreements has agreed not to compete with us by working with or investing in, subject to certain limited exceptions, any enterprise engaged in a business substantially similar to our business as it was conducted during the period of the executive’s employment with us and not to solicit our employees.

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Summary Compensation Table

The amounts in the table below are a summary of the components of compensation our NEOs received in the last three years:

	Year	Salary	Stock Awards	Non Equity Incentive Plan Compensation(11)	All Other Compensation	Total Compensation
Edward K. Aldag, Jr. Chairman, Chief Executive Officer and President	2016	$950,000	$2,561,828(10)	$1,900,000	$95,620(1)	$5,507,448
	2015	$950,000	$3,609,491	$1,805,000	$81,767(4)	$6,446,258
	2014	$600,000	$4,021,349	$1,857,000	$79,123(7)	$6,557,472
R. Steven Hamner Director, Executive Vice President, Chief Financial Officer	2016	$575,000	$1,305,802(10)	$862,500	$50,656(2)	$2,793,958
	2015	$575,000	$1,810,249	$805,000	$69,052(5)	$3,259,301
	2014	$400,000	$1,952,207	$878,500	$26,105(8)	$3,256,812
Emmett E. McLean Executive Vice President, Chief Operating Officer, Secretary and Treasurer	2016	$525,000	$1,127,209(10)	$787,500	$43,562(3)	$2,483,271
	2015	$525,000	$1,312,544	$735,000	$33,652(6)	$2,606,196
	2014	$395,000	$1,482,478	$867,519	$42,441(9)	$2,787,438

(1)	Represents $10,600 in company 401(k) match, $12,000 automobile allowance, $24,322 for the cost of tax preparation and financial planning services, $3,312 for the cost of disability insurance, and $45,386 for the cost of life insurance. These additional benefits include $29,521 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(2)	Represents $10,600 in company 401(k) match, $9,000 automobile allowance, $7,125 for the cost of tax preparation, and $3,048 for the cost of disability insurance, and $20,883 for the cost of life insurance. These additional benefits include $10,461 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(3)	Represents $10,600 in company 401(k) match, $9,000 automobile allowance, $12,000 for the cost of tax preparation, $4,522 for the cost of disability insurance, $600 for the cost of fitness reimbursement, and $6,840 for the cost of life insurance. These additional benefits include $7,979 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(4)	Represents $10,600 in company 401(k) match, $12,000 automobile allowance, $10,522 for the cost of tax preparation and financial planning services, $3,312 for the cost of disability insurance, and $45,333 for the cost of life insurance. These additional benefits include $23,655 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(5)	Represents $10,600 in company 401(k) match, $9,000 automobile allowance, $8,959 for the cost of tax preparation, and $40,493 for the cost of life insurance. These additional benefits include $18,470 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(6)	Represents $10,600 in company 401(k) match, $9,000 automobile allowance, $1,665 for the cost of tax preparation, $4,479 for the cost of disability insurance, and $7,908 for the cost of life insurance. These additional benefits include $4,054 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(7)	Represents $10,400 in company 401(k) match, $12,000 automobile allowance, $8,802 for the cost of tax preparation and financial planning services, $3,312 for the cost of disability insurance, and $44,609 for the cost of life insurance. These additional benefits include $22,620 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(8)	Represents $10,400 in company 401(k) match, $9,000 automobile allowance, $5,816 for the cost of tax preparation, and $889 for the cost of life insurance. These additional benefits include $2,504 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(9)	Represents $10,400 in company 401(k) match, $9,000 automobile allowance, $7,762 for the cost of tax preparation, $536 for the cost of disability insurance, and $14,743 for the cost of life insurance. These additional benefits include $9,531 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(10)	A portion of this stock award contains performance-based vesting conditions and the value reported reflects the value of the award at the grant date based upon the probable outcome of the performance conditions. The reported value for these performance awards was $1,696,879; $864,929, and $746,634 for Messers. Aldag, Hamner, and McLean, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved, would be $3,459,796; $1,763,516 , and $1,522,324 for Messrs. Aldag, Hamner, and McLean, respectively. Assumptions used in the calculation of these amounts are included in Note 7 of the Notes to Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K.

(11)	Reflects the annual cash bonus earned by our NEO’s for the applicable year, which are earned if specified corporate goals are reached.

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Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to our NEOs during 2016. For further detail regarding each of these awards, see “Compensation Discussion and Analysis—Elements of Pay.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward K. Aldag, Jr.	1/1/2016	$950,000	$1,425,000	$1,900,000	-	-	-	-	-
	3/15/2016	-	-	-	-	-	-	71,780	-
	3/15/2016	-	-	-	28,712(4)	57,424(4)	143,560(4)	-	-
	3/15/2016	-	-	-	35,890(5)	71,780(5)	143,560(5)	-	$2,561,828
R. Steven Hamner	1/1/2016	$287,500	$575,000	$862,500	-	-	-	-	-
	3/15/2016	-	-	-	-	-	-	36,587	-
	3/15/2016	-	-	-	14,635(4)	29,270(4)	73,175(4)	-	-
	3/15/2016	-	-	-	18,294(5)	36,588(5)	73,175(5)	-	$1,305,802
Emmett E. McLean	1/1/2016	$262,500	$525,000	$787,500	-	-	-	-	-
	3/15/2016	-	-	-	-	-	-	31,583	-
	3/15/2016	-	-	-	12,633(4)	25,267(4)	63,167(4)	-	-
	3/15/2016	-	-	-	15,792(5)	31,584(5)	63,167(5)	-	$1,127,209

(1)	Represents cash compensation which may be earned if specified corporate goals are reached.

(2)	Represents awards of performance-based restricted stock. Dividends are not paid on performance-based awards until the award is earned.

(3)	Represents awards of time-based restricted stock that will vest quarterly over a period of three years. The grant date fair value of the time-based restricted stock was $12.05 per share, which was the average price of our common stock on March 15, 2016, the date on which these grants were made. Dividends are paid on the time-based stock awards starting on the date of grant.

(4)	Represents 2016 Absolute TRS Awards which will be earned if the Company achieves specific cumulative TRS from January 1, 2016 to December 31, 2018. The grant date fair value of performance-based awards is $4.64 per share based upon the Monte Carlo valuation method, as more fully described in Note 7 of the Notes to Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K.

(5)	Represents 2016 Relative TRS Awards which will be earned if the Company outperforms the MSCI U.S. REIT index over the cumulative period from January 1, 2016 to December 31, 2018. The grant date fair value of performance-based awards is $7.18 per share based upon the Monte Carlo valuation method, as more fully described in Note 7 of the Notes to Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K.

34        Medical Properties Trust

Outstanding Equity Awards as of December 31, 2016

The table below shows the outstanding equity awards held by our NEOs as of December 31, 2016. Market values are based on a price of $12.30 per share, the closing price of our common stock on December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Edward K. Aldag, Jr.	-	-	-	-	-	196,733(1)	2,419,816	645,368	7,938,026
R. Steven Hamner	-	-	-	-	-	100,757(2)	1,239,311	338,828	4,167,584
Emmett E. McLean	-	-	-	-	-	81,767(3)	1,005,734	268,472	3,302,206

(1)	9,893 shares vested on January 1, 2017. 41,338 shares vest in quarterly installments from January 1, 2017 through January 1, 2018. 53,834 shares vest in quarterly installments from January 1, 2017 through January 1, 2019. 91,668 shares were earned based on meeting certain performance metrics and vested on January 1, 2017.

(2)	4,529 shares vested on January 1, 2017. 18,788 shares vest in quarterly installments from January 1, 2017 through January 1, 2018. 27,440 shares vest in quarterly installments from January 1, 2017 through January 1, 2019. 50,000 shares were earned based on meeting certain performance metrics and vested on January 1, 2017.

(3)	3,188 shares vested on January 1, 2017. 13,224 shares vest in quarterly installments from January 1, 2017 through January 1, 2018. 23,687 shares vest in quarterly installments from January 1, 2017 through January 1, 2019. 41,668 shares were earned based on meeting certain performance metrics and vested on January 1, 2017.

(4)	Represents various performance-based awards including the following:

•	2014 Long-Term Incentive Awards—39,586; 12,749; and 18,116 shares remain unearned for Messrs. Aldag, Hamner and McLean, respectively.

•	2015 Long Term Incentive Awards—66,137; 21,164; and 30,062 shares remain unearned for Messrs. Aldag, Hamner and McLean, respectively.

•	2015 Absolute TSR Awards—126,263; 54,113; and 72,150 shares remain unearned for Messrs Aldag, Hamner and McLean, respectively.

•	2015 Relative TRS Awards—126,262; 54,112; and 72,150 shares remain unearned for Messrs. Aldag, Hamner and McLean, respectively.

•	2016 Absolute TSR Awards—143,560; 63,167; and 73,175 shares remain unearned for Messrs. Aldag, Hamner and McLean, respectively.

•	2016 Relative TSR Awards—143,560; 63,167; and 73,175 shares remain unearned for Messrs Aldag, Hamner and McLean, respectively.

The earn-out and vesting provisions, as applicable, of the 2016 Long-Term Incentive Awards, the 2016 Absolute TSR Awards, and the 2016 Relative TSR Awards are fully described in “Compensation Discussion and Analysis—Elements of Pay.”

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Option Exercises and Stock Vested

The following table sets forth the aggregate number and value of shares of restricted common stock held by our NEOs that vested in 2016. The “Value Realized on Vesting” set forth below is the product of the fair market value of a share of common stock on the vesting date multiplied by the number of shares vesting. We have never issued stock options to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward K. Aldag, Jr.	-	-	384,993	4,761,570
R. Steven Hamner	-	-	191,984	2,365,247
Emmett E. McLean	-	-	149,104	1,831,493

Potential Payments Upon Termination or Change in Control

The following table shows potential payments and benefits that will be provided to our NEOs upon the occurrence of certain termination triggering events. The change-in-control provisions in the employment agreements are designed to align management’s interests with those of our stockholders. See the discussion above under “Compensation of Executive Officers—Employment Agreements with Named Executive Officers” for information about payments upon termination or a change in control. All equity interests included in the termination and change in control calculations represent previously granted restricted stock awards and are valued based on the closing price of our common stock on December 31, 2016, and an assumed termination of employment on that date.

Name	Termination and Change in Control(1)	Death	Termination Not for Cause; By Executive for Good Reason; Permanent Disability	Termination for Cause; By Executive without Good Reason
Edward K. Aldag, Jr.	22,085,342	10,417,842	22,085,342	-
Steven Hamner	9,785,896	5,442,896	9,785,896	-
Emmett E. McLean	8,380,959	4,343,940	8,380,959	-

(1)	Amounts exclude any gross up for potential Excise Tax that may be due pursuant to Code Section 4999G.

36        Medical Properties Trust

Compensation of Directors

In 2016, the Compensation Committee engaged Semler Brossy to assist it in conducting a competitive review of our non-employee director compensation program. The Compensation Committee took into consideration Semler Brossy’s findings and recommendations in determining the compensation structure for our non-employee directors for 2016.

As compensation for serving on our Board of Directors during 2016, each non-employee director received a cash retainer of $95,000. In addition, the Lead Independent Director received $30,000; the Audit Committee chairman received $25,000; the Compensation Committee chairman received $20,000; and the Ethics, Nominating and Corporate Governance Committee chairman received $20,000. Each non-employee director has annually been awarded restricted stock including 7,246 shares, 6,855 shares, and 7,588 shares in 2014, 2015 and 2016, respectively. These awards vest over three years in equal quarterly amounts. We also reimburse our directors for reasonable expenses incurred in attending Board of Director and committee meetings. Our Compensation Committee may change the compensation of our non-employee directors at its discretion. Directors who are also officers or employees receive no additional compensation for their service as directors.

Two of our directors, Ms. Kellett and Dr. Holmes, have reached the mandatory retirement age set forth in the Company’s bylaws. In February 2017, the Compensation Committee adopted a Director Retirement Policy that provides for a lump sum payment upon retirement based upon the director’s years of service. Both Ms. Kellett and Dr. Holmes are retiring as of the annual meeting. Payments were made to Ms. Kellett and Dr. Holmes pursuant to the Director Retirement Policy, and those payments are included in the Director Compensation Table below.

The following Director Compensation Table summarizes the compensation paid to our non-employee directors for their services during 2016:

Name	Fees earned or paid in cash	Stock Awards	All Other Compensation	Total
G. Steven Dawson	$120,000	$99,175(1)	-	$219,175
Robert E. Holmes	135,000	99,175(1)	$135,417(5)	369,592
Sherry A. Kellett	95,000	99,175(1)	79,167(5)	273,342
William G. McKenzie	105,000	99,175(1)	-	204,175
L. Glenn Orr, Jr.(2)	28,750	99,175(1)	630,000(6)	757,925
D. Paul Sparks, Jr.	110,000	144,088(3)	-	254,088
Michael G. Stewart(4)	23,750	47,401(4)	-	71,151
C. Reynolds Thompson, III(4)	23,750	47,401(4)	-	71,151

(1)	Based on fair market value of our common stock on March 30, 2016 of $13.07.

(2)	Mr. Orr retired from the Board of Directors effective April 3, 2016

(3)	Mr. Sparks received a stock grant of 7,588 shares based on fair market value of our common stock on March 30, 2016 of $13.07. He also received a grant of 2,924 shares with a fair market value of our common stock on August 18, 2016 of $15.36.

(4)	Messrs. Stewart and Thompson were appointed to the Board of Directors effective August 18, 2016. Their grants are based on fair market value of our common stock on August 18, 2016 of $15.36.

(5)	Payment made pursuant to the Director’s Retirement Policy.

(6)	Payment made pursuant to the Company’s consulting agreement with Mr. Orr.

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The following table shows outstanding equity awards held by each of our non-employee directors at December 31, 2016:

Unvested Stock
G. Steven Dawson	9,153
Robert E. Holmes	9,153
Sherry A. Kellett	9,153
William G. McKenzie	9,153
D. Paul Sparks, Jr.	8,837
Michael G. Stewart	2,777
C. Reynolds Thompson, III	2,777

Compensation Committee Interlocks and Insider Participation

During 2016, the following served on the Compensation Committee for at least part of the year: Michael G. Stewart, C. Reynolds Thompson, III, D. Paul Sparks, Jr. (chair), L. Glenn Orr, Jr (chair), Robert E. Holmes and Sherry Kellett(1). No member of the Compensation Committee during 2016, or any prior year, was an officer or employee of our Company, or had any relationships requiring disclosure by us under applicable SEC regulations. In addition, no executive officer served during 2016 as a director or a member of the Compensation Committee of any entity that had an executive officer serving as a director or a member of the Compensation Committee of our Board of Directors.

(1)	Mr. Sparks joined the Compensation Committee upon Mr. Orr’s retirement from the Board on April 3, 2016. Messrs. Stewart and Thompson joined the Compensation Committee on August 18, 2016.

38        Medical Properties Trust

Share Ownership of Certain Beneficial Owners

The following table provides information about the beneficial ownership of our common stock as of March 31, 2017, unless otherwise indicated, by each director of the Company, each named executive officer, all directors and executive officers as a group, and each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

Name of Beneficial Owner*	Number of Shares Beneficially Owned		Percentage of Shares Outstanding(1)
Edward K. Aldag, Jr.	1,089,000	(2)	*	*
Emmett E. McLean	590,839	(3)	*	*
R. Steven Hamner	747,017	(4)	*	*
William G. McKenzie	109,452	(5)	*	*
G. Steven Dawson	74,992	(6)	*	*
Robert E. Holmes, Ph.D.	119,980	(7)	*	*
Sherry A. Kellett	64,880	(7)	*	*
D. Paul Sparks, Jr.	25,630	(7)	*	*
Michael G. Stewart	245,900	(8)	*	*
C. Reynolds Thompson, III	10,349	(9)	*	*
All directors and executive officers as a group (10 persons)	3,078,039		*	*
Other Stockholders:
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	51,524,189	(10)	16.08%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	37,811,158	(11)	11.8%
Vanguard Specialized Funds 100 Vanguard Blvd. Malvern, PA 19355	22,948,134	(12)	7.16%
Massachusetts Financial Services Company 111 Huntington Ave Boston, MA 02199	17,938,903	(13)	5.6%

*	Unless otherwise indicated, the address is c/o Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

**	Less than 1% of the outstanding shares of common stock.

(1)	For officers and directors, based on 321,504,278 shares of common stock outstanding as of March 31, 2017. Includes 292,142 vested operating partnership units (convertible into an equal number of shares of common stock). Shares of common stock that are deemed to be beneficially owned by a stockholder within 60 days after March 31, 2017 are deemed outstanding for purposes of computing such stockholder’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage outstanding of any other stockholder. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power.

(2)	Includes 80,923 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.
(3)	Includes 31,633 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(4)	Includes 39,421 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(5)	Includes 14,610 shares of unvested restricted common stock, which the named director has no right to sell or pledge. Shares totaling 1500 are held in an account with margin privileges.

(6)	Includes 14,610 shares of unvested restricted common stock, which the named director has no right to sell or pledge. Also includes 60,382 shares owned by Corriente Private Trust, an irrevocable Nevada Spendthrift Trust for which Mr. Dawson is the sole trustee and beneficiary.

(7)	Includes 14,610 shares of unvested restricted common stock, which the named director has no right to sell or pledge.

Proxy Statement and Notice of 2017 Annual Meeting    39

(8)	Includes 9,731 shares of unvested restricted common stock, which the named director has no right to sell or pledge.

(9)	Includes 9,731 shares of unvested restricted common stock, which the named director has no right to sell or pledge.

(10)	Share and beneficial ownership information was obtained from a Schedule 13G/A filed February 10, 2017 with the SEC. The Schedule 13G/A indicates that the reporting entity holds sole voting power with respect to 845,417 shares, sole dispositive power with respect to 50,730,374 shares, shared voting power with respect to 368,485 shares and shared dispositive power with respect to 793,815 shares. The Schedule 13G/A also indicates that Vanguard Fiduciary Trust Company and Vanguard Investments Australia Ltd, wholly-owned subsidiaries of The Vanguard Group, Inc., is the beneficial owner and directs the voting of 425,330 and 788,572 shares, respectively, as a result of it serving as investment manager of collective trust accounts or certain investment offerings.

(11)	Share and beneficial ownership information was obtained from a Schedule 13G/A filed January 12, 2017 with the SEC. According to the Schedule 13G/A,
BlackRock has sole voting power over 37,056,158 shares and sole dispositive power over 37,811,158 shares. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the Company’s common stock but that no one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares.

(12)	Share and beneficial ownership information was obtained from a Schedule 13G/A filed February 13, 2017 with the SEC. The Schedule 13G/A indicates the reporting entity holds sole voting power over 22,948,134 shares, sole dispositive power with respect to zero shares, and shared dispositive power with respect to zero shares

(13)	Share and beneficial ownership information was obtained from a Schedule 13G filed February 7, 2017 with the SEC. The Schedule 13G indicates that the reporting entity holds sole voting power with respect to 17,717,239 shares, sole dispositive power over 17,938,903 shares, and shared dispositive power with respect to zero shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and executive officers and the beneficial owners of more than 10% of our equity securities, or, collectively, the reporting persons, file with the SEC and the NYSE initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. Based solely on a review of the reports furnished to us, we believe that all of the reporting persons timely filed all of the applicable SEC reports required for 2016.

Executive Officers

For information regarding Messrs. Aldag and Hamner, please see “Proposal 1—Election of Directors” above.

Emmett E. McLean. Age 61 Executive Vice President, Chief Operating Officer and Treasurer (since September 2003) and Secretary (since 2010)

Mr. McLean has served the Company in a number of positions, including Chief Financial Officer (August—September 2003) and Director (September 2003—April 2004). Prior to joining the Company, from 2000—2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1992 to 2000, Mr. McLean worked in the healthcare services industry with two different companies serving in senior positions, including Chief Financial Officer at one of the companies. Prior to 1992, Mr. McLean worked in the investment banking field with Dean Witter Reynolds (now Morgan Stanley) and Smith Barney (now Citigroup), and in the commercial banking field with Trust Company Bank (now SunTrust Banks). Mr. McLean received an MBA from the University of Virginia and a B.A. in Economics from The University of North Carolina at Chapel Hill.

40        Medical Properties Trust

Directors Not Standing For Re-election

Robert E. Holmes, Ph.D Age 75 Director since 2004

Dr. Holmes has reached our Board’s mandatory retirement age and is therefore not standing for re-election to the Board. During 2016, Dr. Holmes served as the Lead Director of the Board and until his retirement on the Ethics, Nominating and Governance Committee.

Dr. Holmes retired in 2009 as Professor of Management, Dean, and Wachovia Chair of Business Administration at the University of Alabama at Birmingham School of Business, positions he held since 1999. From 1995 to 1999, he was Dean of the Olin Graduate School of Business at Babson College in Wellesley, Massachusetts. Prior to that, he was Dean of the James Madison University College of Business in Harrisonburg, Virginia, for 12 years. He is the co-author of four management textbooks, numerous articles, papers, and cases, and has served as a board member or consultant to a variety of business firms and non-profit organizations. He is past president of the Southern Business Administration Association, is actively engaged in AACSB International—the Association to Advance Collegiate Schools of Business, and served on the boards of the Entrepreneurial Center, Tech Birmingham, the Alabama Council on Economic Education, and other organizations. Dr. Holmes received a bachelor’s degree from the University of Texas at Austin, and MBA from the University of North Texas, and a Ph. D. with an emphasis on management strategy from the University of Arkansas.

Sherry A. Kellett Age 72 Director since 2007

Ms. Kellett has reached our Board’s mandatory retirement age and is therefore not standing for re-election. During 2016, and until her retirement, Ms. Kellett served on the Company’s Audit Committee.

Ms. Kellett is a certified public accountant and served as Senior Executive Vice President and Corporate Controller of BB&T Corporation (NYSE: BBT), a financial holding company, from 1995 until her retirement in August 2003. Ms. Kellett served as Corporate Controller of Southern National Corporation, a bank holding company, from 1991 until 1995, when it merged with BB&T Corporation. Ms. Kellett previously held several positions at Arthur Anderson & Co. She is currently a member of the board of directors and chair of the audit committee of Highwoods Properties, Inc., a self-administered REIT based in Raleigh, North Carolina (NYSE: HIW). Ms. Kellett also serves on the board of directors, as chair of the audit committee and on the compensation committee and the compliance committee of MidCountry Financial Corp., a privately held financial institution based in Macon, Georgia. Ms. Kellett has also served on the boards of the North Carolina School of Arts Foundation, Piedmont Kiwanis Club, Senior Services, Inc., the Winston-Salem Foundation, the Piedmont Club, and the North Carolina Center for Character Education, and she is a member of the North Carolina Zoological Park Council, a gubernatorial appointment.

Proxy Statement and Notice of 2017 Annual Meeting    41

What is the purpose of the meeting?

At the meeting, our stockholders will vote on the following proposals:

1.     To elect the seven director nominees described in the enclosed Proxy Statement;

2.     To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public  accounting firm for the year ending December 31, 2017;

3.     To hold an advisory vote to approve executive officer compensation;

4.     To hold an advisory vote on the frequency of advisory votes on executive compensation; and

5.     To transact any other business that properly comes before the meeting.

In addition, our management will report on our performance at the meeting and respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 20, 2017. Only stockholders of record at the close of business on March 20, 2017, are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held of record on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 20, 2017, there were 320,946,866 shares of common stock outstanding and entitled to vote.

Am I entitled to vote if my shares are held in “street name”?

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, your nominee is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will be entitled to vote your shares on routine items, but will not be permitted to do so on non-routine items. Your nominee will have discretion to vote on Proposal 2 (ratification of auditors) without any instructions from you, but your nominee will not have the ability to vote your uninstructed shares on Proposal 1 (election of directors), Proposal 3 (advisory vote to approve executive officer compensation) or Proposal 4 (advisory vote on frequency of future advisory votes on executive compensation) on a discretionary basis. Accordingly, if you hold your shares in “street name” and you do not instruct your nominee how to vote on these proposals, your nominee cannot vote these shares and will report them as “broker non-votes,” and no votes will be cast on your behalf.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 160,473,434 shares, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

42        Medical Properties Trust

How do I vote my shares?

Voting by telephone or Internet. If you are a beneficial owner of shares held in “street name,” meaning your shares are held in the name of a brokerage firm, bank, or other nominee, you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting instruction form provided to you.

Voting by mail. If you are a registered stockholder, meaning you hold your shares in your own name, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.

Voting in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will make written ballots available to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares that authorizes you to vote those shares.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by properly completing, signing, dating, and returning another proxy card with a later date; (2) if you are a registered stockholder, by voting in person at the meeting; (3) if you are a registered stockholder, by giving written notice of such revocation to our Secretary prior to or at the meeting; or (4) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank or other nominee that holds your shares. Your attendance at the meeting will not by itself revoke your proxy.

What happens if I do not specify on my proxy how my shares are to be voted?	If you are a registered stockholder and submit a properly executed proxy but do not indicate any voting instructions, the proxy holders will vote as the Board of Directors recommends on each proposal.
Will any other business be conducted at the meeting?

As of the date hereof, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares represented by your proxy in accordance with their best judgment.

Proxy Statement and Notice of 2017 Annual Meeting    43

How many votes are required for action to be taken on each proposal?

The seven director nominees will be elected to serve on the Board of Directors if they each receive a majority of the votes cast in person or represented by proxy at the meeting. This means that a director nominee will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. The Board of Directors has adopted a director resignation policy whereby any director who fails to receive the required majority vote in an uncontested election is required to promptly tender his or her resignation to the Board for its consideration. The Ethics, Nominating and Corporate Governance Committee will then recommend to the full Board, and the Board will decide, whether to accept or reject the resignation offer or take other action. The Board of Directors will act on the recommendation of the Ethics, Nominating and Corporate Governance Committee within 90 days following certification of the election results. If you vote to “abstain” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required for approval of each of Proposals 2 and 3.

With respect to Proposal 4, the frequency option that receives the plurality of the votes cast will be considered to be the stockholders’ preference for the frequency of future advisory votes on executive compensation.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will not be counted as votes for or against any proposal, and will not be included in calculating the number of votes necessary for approval of the proposal. In all cases, abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

How will proxies be solicited?

The costs of soliciting proxies from our stockholders will be borne by the Company. We will solicit proxies on behalf of the Board of Directors by mail, telephone, facsimile, or other electronic means or in person. Certain of our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We will request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and reimburse them for their reasonable expenses. In addition, we anticipate using MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 as a solicitor at an initial anticipated cost of $7,500.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by SEC, called “householding.” Under this procedure, shareholders of record who have the same address might receive only one copy of this Notice of Annual Meeting and proxy statement and the 2016 Annual Report to Shareholders, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. To request individual copies of the annual report and proxy statement for each stockholder in your household, please contact Investor Relations, Medical Properties Trust Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 (telephone: 205-969-3755). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

44        Medical Properties Trust

How can I obtain additional copies of the proxy materials?

If you wish to request extra copies of our Form 10-K, Annual Report or Proxy Statement free of charge, please send your request to Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, or visit our website at www.medicalpropertiestrust.com.

Proxy Statement and Notice of 2017 Annual Meeting    45

The Board of Directors has adopted a written related person transaction approval and disclosure policy for the review, approval or ratification of any related person transaction. This policy, which was adopted by resolution of the full Board of Directors as reflected in our corporate records, provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related party transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors serving on the Board of Directors promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors who do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed not to be material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to standards of director independence under the NYSE’s listing standards.

On April 3, 2016, Mr. L. Glenn Orr, Jr., age 75, retired as a member of the Board. Mr. Orr had been a member of the Board and its various committees since February 2005. In order to have continued access, following Mr. Orr’s retirement, to his knowledge and expertise regarding the Company and its businesses, customers and the communities it serves, the Company and Mr. Orr have entered into a consulting agreement pursuant to which Mr. Orr has agreed to provide consulting services to the Board and to the Company’s Chief Executive Officer for at least three years following his retirement for an aggregate fee of $630,000.

On March 8, 2017, the Company purchased 41,270 shares of the Company’s common stock from Board member William G. McKenzie at the then-current market price of the stock for an aggregate price of $514,224.

46        Medical Properties Trust

Stockholder Proposals for Inclusion in Proxy Statement for 2018 Annual Meeting of Stockholders

To be considered for inclusion in our proxy statement for the 2018 annual meeting of stockholders, a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 must be received by us no later than the close of business on December 28, 2017. Stockholder proposals must be sent to the Company c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Maryland corporate law.

Other Stockholder Proposals

Our Second Amended and Restated Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 28, 2017, nor later than January 27, 2018, unless our 2018 annual meeting of stockholders is scheduled to take place before April 25, 2018 or after July 24, 2018. Our Second Amended and Restated Bylaws state that such stockholder’s notice must be delivered to, or mailed and received at, our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of 60 days prior to such annual meeting and 10 days following the issuance of a press release announcing the meeting date. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Section 1.02 of our Second Amended and Restated Bylaws. Stockholders may obtain a copy of our Second Amended and Restated Bylaws by writing to the Company c/o Secretary at the address shown above.

Stockholder Nominations of Directors

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our Company’s 2018 annual meeting pursuant to the proxy access provision of our Second Amended and Restated Bylaws, notice of such nomination and other required information must be received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 28, 2017, nor later than January 27, 2018, unless our 2018 annual meeting of stockholders is schedule to take place before April 25, 2018 or after July 24, 2018. Our Second Amended and Restated Bylaws state that such notice and other required information must be received by our Company not earlier than 120 days nor later than 90 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date of the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days form the anniversary date of the prior year’s annual meeting). In addition, our Second Amended and Restated Bylaws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates.

In order to be eligible to utilize these proxy access provisions, a stockholder, or group of no more than 20 stockholders, must, among other requirements:

•	Have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock of the Company continuously for at least the prior three (3) years; and

•	Represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent.

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria set forth in Section 2.17 of our Second Amended and Restated Bylaws. Stockholders will not be entitled to utilize this

Proxy Statement and Notice of 2017 Annual Meeting    47

proxy access right at an annual meeting if the Company receives notice through it traditional advanced notice by-law provisions described below that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of directors then in office. The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our Second Amended and Restated Bylaws.

Our Second Amended and Restated Bylaws also provide that a stockholder who desires to nominate directors at a meeting of stockholders but not submit such nomination for inclusion in our proxy statement must give us written notice of such proposed nomination. For our 2018 annual meeting of stockholders, such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 28, 2017, nor later than January 27, 2018, unless our 2018 annual meeting of stockholders is scheduled to take place before April 25, 2018 or after July 24, 2018. The stockholder’s written notice must include the information set forth in Section 2.03 of our Second Amended and Restated Bylaws.

By Order of the Board of Directors,

Emmett E. McLean

Executive Vice President, Chief Operating Officer,

Treasurer and Secretary

Birmingham, Alabama

April 27, 2017

48        Medical Properties Trust

ANNUAL MEETING OF STOCKHOLDERS OF

MEDICAL PROPERTIES TRUST, INC.

May 25, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and 2016 Form 10-K

are available at www.medicalpropertiestrust.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

⬛	00033333330303040000 7	052517

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES, “FOR” PROPOSALS 2 AND 3, AND FOR “1 YEAR” ON PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES, “FOR” EACH OF PROPOSAL 2 AND 3, AND FOR “1 YEAR” ON PROPOSAL 4.		1.	To elect seven directors		FOR	AGAINST	ABSTAIN
			Edward K. Aldag, Jr.		☐	☐	☐
			G. Steven Dawson		☐	☐	☐
			R. Steven Hamner		☐	☐	☐
			William G. McKenzie		☐	☐	☐
			C. Reynolds Thompson, III		☐	☐	☐
			D. Paul Sparks, Jr.		☐	☐	☐
			Michael G. Stewart		☐	☐	☐
		2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2017.		☐	☐	☐
		3.	Advisory approval of the Company’s executive compensation.		☐	☐	☐
				1 YEAR	2 YEARS	3 YEARS	ABSTAIN
		4.	Advisory vote on frequency of advisory vote on executive compensation.	☐	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

With respect to any other item of business that properly comes before the annual meeting and at any adjournments or postponements thereof, the proxy holders are authorized to vote the undersigned’s shares in their discretion.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

0                    ⬛

PROXY

MEDICAL PROPERTIES TRUST, INC.

2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The 2017 Annual Meeting of Stockholders of Medical Properties Trust, Inc. (the “Annual Meeting”) will be held at City Club Birmingham (formerly The Summit Club), 1901 6th Avenue North, Birmingham, Alabama, on May 25, 2017, beginning at 10:30 a.m. Central Time. You can access directions to the Annual Meeting at www.medicalpropertiestrust.com. The undersigned hereby acknowledges receipt of the combined Notice of 2017 Annual Meeting of Stockholders and Proxy Statement dated April 27, 2017, accompanying this proxy and to which reference is hereby made, for further information regarding the Annual Meeting and the matters to be considered and voted on by the stockholders at the Annual Meeting.

The undersigned hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof.

(Continued and to be signed on the reverse side)

⬛ 1.1	14475 ⬛